Exhibit 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-51447, 33-62283, 333-02137, 333-62661, 333-69082 and 333-103760, on Form S-3 Registration Statements No. 333-00843, 333-24869, 333-47583, 333-75235, 333-37390, 333-48434, 333-103750 and 333-105988, on Form S-4 and Registration Statements No. 033-61335, 333-01667, 333-75235, 333-37390, 333-85830, 333-85828, 333-85826, 333-85824, 333-85822, 333-85818, 333-85820, 333-108046, 333-120293 and 333-129011 on Form S-8 of our reports dated March 2, 2006 relating to the consolidated financial statements and financial statement schedule of International Paper Company, and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K/A of International Paper Company for the year ended December 31, 2005.

New York, N.Y.

March 2, 2006